Park City Group Completes Acquisition of ReposiTrak®

SALT LAKE CITY, Utah. – June 30, 2015 – Park City Group, Inc. (NASDAQ: PCYG), a cloud-based software company that uses big data management to help retailers and their suppliers "Sell more, Stock less and See everything", today announced that it has completed its acquisition of all of the outstanding shares of ReposiTrak®, Inc., making it a wholly owned subsidiary.

“Bringing ReposiTrak under the Park City Group umbrella marks a milestone in the development and growth of ReposiTrak,” said Randy Fields, CEO of Park City Group. “This move will help further accelerate customer onboarding, more rapidly spread the word about the need for ReposiTrak’s food and drug safety services, and will make it possible to better integrate the services of Park City Group and ReposiTrak as we approach and serve our customers.”

About Park City Group

Park City Group (PCYG) is a Software-as-a-Service ("SaaS") provider that brings unique visibility to the consumer goods supply chain, delivering actionable information that ensures product is on the shelf when the consumer expects it to be. Park City Group's services enable customers to "Sell More, Stock Less, and See Everything". More information is available at www.parkcitygroup.com

About Repositrak®

Founded by Leavitt Partners and Park City Group, ReposiTrak®, Inc. is a wholly owned subsidiary of Park City Group, Inc. that provides compliance management and track and trace technology for both the global food supply chain as well as the global pharma supply chain. ReposiTrak® assists its users in these supply chains to cost-effectively remain in compliance with both the Food Safety Modernization Act and the Drug Supply Chain Security Act.  More information is available at www.repositrak.com.

Investor Relations Contact:

Dave Mossberg

Three Part Advisors, LLC

817-310-0051

Jeff Elliott

Three Part Advisors, LLC

972-423-7070

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